Exhibit 10.58c

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 31st day of December, 2008 by and between Ore Pharmaceuticals Inc., a Delaware corporation (the “Company”), and Philip L. Rohrer, Jr.   (the “Executive”).

Executive has served as the Company’s Chief Financial Officer and Treasurer since 1999 under terms of an Executive Employment Agreement dated October 11, 1999 that was amended by a First Amendment dated as of October 24, 2006 (the “First Amendment”) and a Second Amendment dated on May 8, 2007 but as of the 23rd day of February, 2007(the “Second Amendment”),  a Third Amendment dated as of January 1, 2008 and a Fourth Amendment  dated November 17, 2008  (said agreement and amendments being herein referred to collectively as the “Prior Agreement”). The Company desires to continue the services of Executive and Executive desires to continue to perform such services for the Company on the terms and conditions as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made below, the parties agree as follows:

    1.         Employment, Duties and Acceptance.

        1.1           Employment.  (a) From and after January 1, 2009 (the “Effective Date”),  the Company shall continue to employ the Executive as the Chief Financial Officer and Treasurer  (collectively “CFO”) of the Company upon the terms herein provided.  In such capacity, the Executive shall perform such executive, financial and management duties and assume such other responsibilities as may be assigned from time to time by the Company’s Chief Executive Officer (“CEO”)  and/or the Board of Directors and that are appropriate to his role as CFO.  The Executive agrees to continue such employment and shall perform his duties faithfully and to the best of his abilities.

        (b)           On the Effective Date, this Agreement shall supersede and replace the Prior Agreement with regard to all terms of employment for the period from the Effective Date through the end of the term herein specified.

        (c)           The Executive shall devote his full working time and creative energies to the performance of his duties hereunder and will at all times devote such time and efforts as are reasonably sufficient for fulfilling the significant responsibilities entrusted to him.  So long as such activities, in the aggregate, do not interfere in a material way with the performance by the Executive of his duties hereunder, the Executive shall be permitted a reasonable amount of time to (i) supervise his and his family’s personal, passive investments and (ii) participate (as board member, officer or volunteer) in civic, political and charitable activities.  In particular, the Executive currently serves as the Chairman of the Board of Directors of the Washington County Health System  and may continue to serve in that position throughout the Term of this Agreement. If the Executive wishes to undertake any outside activities other than those permitted above, including any activities for which he would receive compensation in any form, the Executive must obtain prior written approval of the Chairman of the Board of Directors.

        1.2           Place of Employment.  The Executive's principal place of employment shall be at the Company’s headquarters in Gaithersburg Maryland or at such other location in  Montgomery, Howard and Frederick Counties in Maryland to which such headquarters may be relocated, subject to such travel as may be reasonably required by his employment pursuant to the terms hereof.

        1.3           Workweek.  This Agreement contemplates that Executive will work full-time for the Company. However, If the CEO and CFO mutually  agree at any time that his duties do not require full-time employment for reasons (including because the Board of Directors decision to not pursue alternative merger partners or secure additional financing), then (a) his workweek maybe reduced for any period that full-time employment is not required to four (4) days per week for approximately thirty (30) hours per week, subject to Executive’s  rights to take holidays under section 3.6  and paid time off under Section 3.5and (b) his pay and accrual of paid time off would be adjusted for any such period  to seventy –five percent (75%) of the rates normally applicable to reflect that reduction in workweek. Any such adjustment would not affect his salary rate for purposes of determining payments or benefits due upon termination of employment, including payment for accrued but unused paid time off.  If his workweek is reduced as permitted hereby, the CFO and CEO may agree at any time that Executive would be restored to full-time employment.

    2.         Term of Employment.  The Executive’s term of employment with the Company (the “Term”) under this Agreement shall commence on the Effective Date and continue thereafter through December 31, 2009 unless earlier terminated by either party pursuant to Section 4, subject to certain rights upon termination as provided in Section 4.  If Executive’s employment hereunder with the Company is terminated by the Executive or by the Company, Executive shall thereby be removed from, and Executive agrees to resign immediately from, all other positions with the Company and its affiliates and subsidiaries (collectively the “ORE Group”). If the Company desires to extend the Term, the Executive agrees to consider in good faith any proposal for continued employment made by the Company but shall not be under any obligation to agree to any such proposal.

    3.         Compensation.

        3.1           Salary.  As compensation for all services to be rendered pursuant to this Agreement and subject to Section 1.3 above, the Company shall pay to the Executive during the Term a salary at the rate of $275,000.00 per annum (the “Base Salary”) less such deductions as shall be required to be withheld by applicable tax and other laws and regulations or as otherwise authorized by the Executive.  The Base Salary is based on full-time employment, but actual pay shall be subject to adjustment as provided in Section 1.3. The Base Salary shall accrue from and after the Effective Date, and shall be payable during the Term, in arrears in equal periodic installments, not less frequently than semi-monthly. The Base Salary shall be prorated if the Executive is not employed by the Company for an entire year based on the portion of the year in which Executive is employed on a full-time basis by the Company.

        3.2           Incentive Compensation.  Executive will not be eligible to participate in any incentive compensation plan established by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”). In lieu thereof, the Executive shall receive Retention Incentive Payments as described in Section 3.3. Notwithstanding the above, if Executive becomes entitled to receive payments under the Company’s Executive Severance Plan, he shall for purposes of payments under that plan only be deemed to be entitled to a bonus for 2009 upon achievement of 100% of applicable targets equal to 50% of his annual salary.

        3.3           Retention Incentive Payments.  To retain the services of Executive, the Company shall pay to Executive the following retention payments, less applicable withholding and authorized deductions:
•	If Executive continues to be employed through March 31, 2009, within fifteen days thereafter he shall receive a retention incentive payment of $91,667.00
•	If Executive continues to be employed through June 30, 2009, within fifteen days thereafter he shall receive a retention incentive payment of $91667.00
•	If Executive continues to be employed through September 30, 2009, within fifteen days thereafter he shall receive a retention incentive payment of $91,666.00

If Executive ‘s employment terminates other than as a result of termination by the Company without cause, prior to an above date, he shall not receive the retention payments due for continuation of employment after the date of his termination. If Executive’s employment is terminated by the Company without cause prior to any such date, he shall also receive the retention payments he would have received as if he continued  to be employed by the Company through September 30, 2009, subject to the requirements of a release as specified in Section 4.7(b).

In the event of termination without cause, payment of the retention payments not previously paid shall be accelerated and shall be made not later than the first normal Company payday that is at least 15 days after the date on which his rights to revoke the release required by Section 4.7(b) expire.

Notwithstanding the above, if the Executive’s workweek is reduced as provided in Section 1.3, then the payments hereunder shall be adjusted on a pro rata basis  for any portion of the first nine months of 2009  that Executive is not working full-time.

        3.4           Participation in Benefit Plans.  The Executive shall be permitted during the Term, to the extent eligible, to participate in any group life, medical, dental, vision, or disability insurance plans, accidental death and dismemberment plan, 401(k) plan, or similar benefit plans of the Company which may be available generally to other senior executives of the Company, but nothing herein shall prevent the Company from adding to, changing or eliminating such benefits from time to time.

        3.5           Paid Time Off.  The Executive shall accrue and may use paid time off (“PTO”) in accordance with the Company’s policies, except that if his workweek is reduced pursuant to  Section 1.3 for any period , his PTO accrual during such period shall be at a rate which is 75% of the rate applicable under the Prior Agreement and Company policies, as provided in Section 1.3.

        3.6           Holidays.  The Executive shall be eligible for holidays in accordance with the Company’s policy and schedule.

        3.7           Expenses.  In accordance with the Company’s policies, the Executive will be reimbursed for all ordinary, necessary and reasonable business expenses (including, without limitation, travel, meetings, dues, subscriptions, fees and educational expenses) actually incurred or paid by the Executive during the Term in the proper performance of the Executive's services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company or Board may reasonably require.

        3.8           [intentionally omitted]

        3.9           Withholding.  The Company is authorized to withhold from the amount of any Base Salary, Retention Incentive Payments, bonuses and any other payments or benefits paid or provided to or for the benefit of the Executive, all sums authorized by the Executive or required to be withheld by law, court decree, or executive order, including (but not limited to) such things as income taxes, employment taxes, and employee contributions to fringe benefit plans sponsored by the Company.

        3.10.           Change of Control.  The Executive shall continue to be included in the Company’s Executive Severance Plan (the “Change-of-Control Severance Plan”), which provides certain benefits if the Executive’s employment is terminated in connection with  a change in control of the Company, provided that to the extent Executive has earned any Retention Incentive payments as described in Section 3.3 herein, such payments shall be deemed to be bonus payments under the Change-of-Control Severance Plan that offset any severance payable thereunder (including both bonus and 12 months base pay), notwithstanding any language in the  Change-of-Control Severance Plan that limits such offset to bonus only.

    4.         Termination.

        4.1           General.  The employment of the Executive hereunder may be terminated as provided in this Section 4.

        4.2           Termination Upon Mutual Agreement.  The Company and the Executive may, by mutual written agreement, terminate this Agreement and/or the employment of the Executive at any time.

        4.3           Death or Disability of Executive.

        (a)           The employment of the Executive hereunder shall terminate upon (i) the death of the Executive, or (ii) at the option of the Company upon not less than thirty (30) days prior written notice to the Executive or his personal representative or guardian, if the Executive suffers a Total Disability (as defined in Section 4.3(b) below).

        (b)           For purposes of this Agreement, “Total Disability” shall mean (i) if the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), or (ii) the written determination by a physician reasonably selected by the Executive or his personal representative or guardian and reasonably acceptable to the Company that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is substantially unable to perform his essential duties, without reasonable accommodation, and that such disability has lasted for the immediately preceding ninety (90) days and is, as of the date of written determination, reasonably expected to last an additional ninety (90) days or longer after the date of determination.  Executive agrees to appear at a medical examination by a physician selected and accepted as described above and to furnish to such physician such medical information as is reasonably needed for a determination under this Section 4.3(b). Nothing in this provision is intended to restrict rights or obligations under the Americans with Disabilities Act or other applicable law.

        (c)           Any leave on account of illness or temporary disability which is short of Total Disability shall not constitute a breach of this Agreement by the Executive and in no event shall any party be entitled to terminate this Agreement for Cause (as defined below) due to any such leave.  All physicians selected hereunder shall be Board certified in an appropriate specialty closely related to the nature of the disability alleged to exist.

        4.4           Termination For Cause.  The Company may, upon action of the Board and upon written notice to the Executive specifying in reasonable detail the reason therefor, terminate the employment of the Executive at any time for Cause (as defined in Attachment A); provided, however, that if the reason for termination for Cause is susceptible of cure as determined by the Company, the Executive shall have a period of fifteen (15) business days after such written notice to effect a cure satisfactory to the Company and, if so cured, such termination in such instance shall be deemed withdrawn, but any such withdrawal shall not affect the right of the Company to initiate a termination  for any other cause or in any other instance, including a recurrence of the circumstances that led to the initial decision to terminate.

        4.5    Termination Without Cause.

        (a)    The Company may also terminate the employment of the Executive without Cause upon 30 days advance written notice to the Executive, which termination shall constitute a “Termination Without Cause”.  Termination without Cause shall not include a termination due to death or Total Disability or a resignation by Executive (other than for “Good Reason”), but shall include an expiration of the term of this agreement.  The Company may limit the activities of the Executive on behalf of the Company during such thirty day period or assign transitional or other duties not inconsistent with the position held by the Executive or provide pay in lieu of such notice.

        (b)            Executive may also resign for Good Reason as defined in Attachment B hereto and any such resignation for Good Reason shall be deemed a Termination Without Cause by the Company.  If Executive claims that his resignation is for Good Reason, his written notice to the Company must so state and state the circumstances that he believes constitute Good Reason. If the termination is for Good Reason, then Executive shall be entitled to receive the same payments and benefits (subject to the same terms) under Section 4.7 that he would have received if the Company had terminated his employment without cause.

        4.6           Termination by Executive.  The Executive may resign (and thereby terminate his employment under this Agreement) at any time, by giving not less than thirty (30) days’ prior written notice to the Company, but the Company after receipt of such notice, may waive all or part of such notice period, provided that the Company shall pay the Executive salary for such notice period, whether or not waived.

        4.7           Payments Upon Termination Without Cause.

        (a)            If Executive’s employment is terminated by the Company without Cause (including a termination for Good Reason), the Company shall pay the Executive or provide the Executive with the following benefits:

(i)  The amounts due and unpaid, if any, under Section 3.3

(ii) Payment by the Company of the group health insurance premium for post-employment coverage (including without limitation medical, dental and vision coverage) for which Executive is eligible, and which the Executive timely elects under COBRA because of his prior employment by Company for a period equal to the lesser of (x) twelve (12) months or (y) until Executive becomes eligible for coverage under a new employer’s group health plan. Such payment will also include coverage for any dependents of Executive who are eligible for, and timely elect and remain eligible for, coverage under COBRA for the same period as Executive. Such payment is for a period that is part of, and not in addition to, the total period of eligibility for continuation of health insurance benefits to which Executive, and/or the covered dependents, are entitled under COBRA.  Executive agrees to promptly notify Company when he becomes eligible for coverage under a new employer’s group health plan

(iii)  Outplacement services paid for and through a program and vendor selected by Company and at a level appropriate for an executive for a period not to exceed six (6) months, and in no event costing more than fifteen thousand dollars ($15,000.00), to be used and completed within twelve (12) months after termination of employment, unless otherwise agreed in writing by Company, but in no event later than the end of the second calendar year following the year of termination.  Executive may not elect any payment in lieu of such outplacement services and such services will only become available after any release required under subsection (b) below is signed and the revocation period specified therein has been completed without revocation

        (b)        Any payments made or benefits provided under this Section 4.7 will be conditioned upon execution by Executive of a comprehensive and full release of all claims arising from or connected with his employment by the Company in such form as may be specified by the Company (excluding from any such release any rights Executive may have to (x) indemnification or to insurance coverage with respect to his actions while employed by the Company, whether by policy, contract or otherwise, under Directors and officers or other insurance maintained by the Company or under the Company’s indemnification policies and agreements and applicable law concerning indemnification, (y) coverage at the Executive's expense under applicable heath care policies to the extent Executive is entitled to continued coverage under COBRA) and (z) payment of compensation earned but  not paid prior to termination).  Such release shall be presented to Executive as soon as practicable, and in any event no later than ten (10) days following Executive's termination of employment.  The release must be signed and returned to Company by Executive no later than twenty-one (21) days after Executive's receipt of the release, or such longer time limit stated in the release, and must not be revoked within the period allowed for revocation as stated in the release in order for Executive to become entitled to the severance and other benefits hereunder.

        (c)        Notwithstanding anything to the contrary above, if the Executive is eligible for and has met the conditions for receiving cash severance and benefits under the Change-of-Control Severance Plan, then the provisions set forth in the Change-of-Control Severance Plan shall apply in lieu of severance and benefits under this Agreement, including without limitation this Section 4.7.  If Executive becomes entitled to cash severance and other benefits under the Change-of-Control Severance Plan, , the retention incentive payments described in Sections 3.3 and 4.7(a) of this Agreement shall be credited against the cash severance (including 12 months pay and bonus)  and benefits due under the Change-of-Control Severance Plan.  In no event shall the aggregate severance and other severance benefits actually paid and provided to Executive as the result of a termination of Executive's employment exceed the greater of the payments and benefits under (i) Section 4.7(a) of this Agreement or (ii) Section 3 and other applicable provisions of the Change-of-Control Severance Plan.

        (d)        The Company shall have no further liability to the Executive pursuant to this Agreement, in the event of termination by the Company in a Termination Without Cause except as set forth in this Section 4.7 including, without limitation, any liability to pay the Executive any severance, bonus or any other compensation.

        (e)        The Company also waives, releases and remises (A) any obligation or duty under applicable law on the part of the Executive to seek or obtain other engagements or employment or to otherwise mitigate any damages to which the Executive may be entitled by reason of any termination of this Agreement; and (B) any right in or claim to any remuneration or compensation received by Executive pursuant to any engagements or employment subsequent to the termination of this Agreement.

        4.8       Payments upon Termination for Cause or due to Death or Disability of the Executive

(a)       If the Executive’s employment is terminated (i) by the Company for Cause, or (ii) by the Executive (other than for Good Reason) , then the Company shall have no duty to make any payments or provide any benefits to the Executive pursuant to this Agreement other than payment of the amount of the Executive’s Base Salary and benefits accrued through the date of termination of his employment.

(b)   Upon termination of Executive's employment for death or Total Disability, the Company shall pay to the Executive, or to his guardian or personal representative, as the case may be, in addition to any insurance or disability benefits to which he may be entitled under applicable insurance and benefit programs contemplated by Section 3.4 and  then in effect, all amounts accrued or vested prior to such termination.  The Company shall have no further liability to the Executive, guardian or personal representative pursuant to this Agreement, including, without limitation, any liability to pay the Executive, guardian or personal representative any severance, bonus or any other compensation.

        4.9       No Disparaging Comments Upon Termination.

        Upon termination of this Agreement and thereafter, the Executive shall refrain from making any disparaging remarks about the businesses, services, products, stockholders, officers, directors or other personnel of the ORE Group.

    5.         Certain Covenants of the Executive.

        5.1           Necessity for Covenants.  The Executive acknowledges that (i) the ORE  Group (as defined below) is engaged and will in the future be engaged in the Business as defined below in this Agreement; (ii) his employment pursuant to this Agreement will give him access to customers and suppliers of the ORE  Group; (iii) his employment will give him access to confidential information and other trade secrets concerning the ORE  Group’s products, services and the Business and (iv) the agreements and covenants contained in this Section 5 are essential to protect the business and goodwill of the ORE  Group.  As additional consideration for the Company's entering into this Agreement and paying the compensation and other benefits at the levels requested by the Executive, the Executive enters into the following covenants:

        5.2           Definitions.

        (a)   “Business” for purposes of this Article 5 shall mean (i) the development, licensing, manufacture and sale of therapeutic drug compounds identified in the Company’s SEC filings and press releases, and (ii) any other lines of business from time to time engaged in by the ORE Group as described in its annual and quarterly reports filed with the Securities and Exchange Commission.

        (b)           “ORE Group” for purposes of this Article 5 shall include the Company, and all of its wholly or majority owned subsidiaries and affiliates and the successors and assigns of any of the foregoing.

        (c)           “Business Contact” shall mean any  (i) licensee that has licensed technology from or any customer that has purchased goods or services provided by the ORE  Group during the Term or the last 12 months of the Prior Agreement, (ii) prospective licensee or customer whom the Executive or persons working for or directly with the Executive has contacted during the Term for the purpose of endeavoring to license or sell the technologies, goods or services of the ORE  Group to the prospective licensee or customer, or (iii) provider of goods, services or technology that are material to the ORE  Group.

        (d)           “Service Area” means North America, Western Europe and Japan.

        (e)           “Term” means the term of employment, whether definite or indefinite, as specified in Section 2 hereof

        5.3           Restrictive Covenants.

                5.3.1 Restrictions.  During the Term and for a period of one (1) year  after the date (the “Termination Date”) the Executive's employment hereunder is terminated  (the “Restricted Period”) regardless of whether such termination is voluntary or involuntary, with or without Cause or by resignation, the Executive shall not, directly or indirectly, for himself or on behalf of any other person, firm, corporation or other entity, whether as a principal, agent, employee, stockholder, partner, officer, member, adviser, consultant, director, sole proprietor, or otherwise:

        (a)           call upon or solicit any Business Contact for the purpose of persuading the Business Contact to engage the Executive or any other person, firm, corporation or other entity other than the Ore Group to provide technology licenses or goods or services which are the same as or similar to those the ORE  Group provided or proposed to provide to the Business Contact or to engage the Business Contact to provide to any other person, firm, corporation or other entity licensed technology or goods or services which are the same as or similar to those the Business Contact provided to the ORE  Group or to develop therapeutic products and technologies that would directly compete with those being developed by the Ore Group;

        (b)           solicit, participate in or promote the solicitation of any person who was employed by the ORE  Group at any time during the twelve (12) months preceding the Termination Date to leave the employ of the ORE  Group, or hire or engage or assist anyone outside of the Ore Group  to hire or engage any of those persons;

        (c)           make any disparaging remarks about the ORE Group’s Business, technology, products, services or personnel in any manner that is likely to have an adverse effect on the ORE Group’s Business, technology, products, services or personnel, provided that Executive may respond accurately and fully to any questions, inquiry or request for information when required by legal process or in response to an inquiry from an administrative agency.;

        (d)           interfere in any way with the Business, prospects or personnel of the ORE  Group in existence prior to the Termination Date or contemplated by the ORE  Group during such period; or

        (e)           render services in any capacity (other than services unrelated to the Business) to, or become affiliated with, any person, company or other entity engaged in any business that competes with the Business within the Service Area;

provided, however, that the Executive may own, directly or indirectly, solely as an investment, securities which are publicly traded if the Executive (a) is not a controlling person of, or a member of a group which controls, the issuer and (b) does not, directly or indirectly, own 5% or more of any class of securities of the issuer.

               5.3.2           Severability of Covenants.  The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all respects.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

               5.3.3           Blue-Penciling.  If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced.  If any such court declines to so revise such covenant, the parties agree to negotiate in good faith a modification that will make such duration or scope enforceable.

        5.4           Rights and Remedies Upon Breach.  If the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 5.3 (the “Restrictive Covenants”), the Company shall, in addition to its right immediately to terminate this Agreement for Cause, have the right and remedy (which right and remedy shall be independent of others and severally enforceable, and which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity) to have the Restrictive Covenants specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach could cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company.

    6.   Representations of Executive.  The Executive represents and warrants that:

(a)  his employment by the Company will not (i) violate any non-disclosure agreements, covenants against competition, or other restrictive covenants or agreements made by the Executive with, to or for the benefit of any previous employer or partner, or (ii) violate or constitute a breach or default under, any statute, law, judgment, order, decree, writ, injunction, deed, instrument, contract, lease, license or permit to which the Executive is a party or by which the Executive is bound;

    (b) there is no litigation, proceeding or investigation of any nature (either civil or criminal) which is pending or, to the best of the Executive's knowledge, threatened against or affecting the Executive or which would adversely affect his ability to substantially perform the duties herein; and

    (c) he has received or been given the opportunity to review the provisions of this Agreement, and the meaning and effect of each provision, with independent legal counsel of the Executive's choosing.

    7.         Confidentiality and Proprietary Inventions Agreement.  The provisions set forth in the Company’s Proprietary Information and Inventions Agreement previously signed by the Executive and  dated October 11, 1998, which is expressly incorporated herein by reference thereto, shall continue in effect.

    8.         Dispute Resolution.

        8.1           Arbitration Policy.  Subject to the Company’s right to seek injunctive or other equitable relief as specified in Section 5.4 of this Agreement or in the Proprietary Information and Inventions Agreement, the Parties agree that arbitration is the required and exclusive forum for the resolution of any and all disputes between them, including claims arising under statute, common law, or this Agreement.  This mandatory arbitration provision includes without limitation any claims or actions under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (“Section 1981”), the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, and any other federal, state or local statute, law or regulation regarding employment, employment discrimination, terms and conditions of employment, compensation or termination of employment.  This mandatory arbitration provision includes any dispute between the Executive and the Company or its parents, subsidiaries and affiliates, and its and their current and former officers, directors, employees and agents.

        Any covered dispute must be submitted to arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  Any such arbitration will be conducted in Montgomery County, Maryland, and will be decided in accordance with and determined by the laws of the State of Maryland and/or applicable federal law.  The Executive specifically agrees that the Company may seek specific performance of this provision, as well as other injunctive relief, from the state or federal courts in Maryland.  The arbitrator shall not have the authority to award punitive damages, costs or attorneys’ fees to either Party except where expressly provided for by the applicable law.

        Except as otherwise provided by applicable law, the administrative costs of the arbitration (filing fees, cost for the arbitration site, other AAA fees, arbitrator’s fee) shall be divided equally between the parties.  In the event that the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, any express statutory provisions, or controlling case law conflicts with this allocation and requires the payment of administrative costs of arbitration by the Company, the administrative costs of arbitration will be paid by the Company. The fees and expenses of any witness shall be paid by the Party requiring the presence of such witness.  Each Party shall bear its own costs and expenses in all other respects.  The resolution of any dispute achieved through such arbitration shall be final and binding and enforceable by a court of competent jurisdiction.

        8.2           No Jury Trial.  NEITHER PARTY SHALL ELECT A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

        8.3    Personal Jurisdiction.  Both parties agree to submit to the jurisdiction and venue of the state courts in Montgomery County, Maryland as to matters involving enforcement of this Agreement, including any award under an arbitration proceeding.

    9.         Other Provisions.

        9.1           Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission, sent by nationally recognized overnight courier service such as FedEx or UPS or sent by certified, registered or express mail, postage paid, and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if sent by courier on the second business after delivery by the courier service or, if mailed, four days after the date of mailing, as follows:

        (a)        if to the Company, to:
            Ore Pharmaceuticals Inc.
            50 West Watkins Mill Road
            Gaithersburg, MD 20878
            Attention: President

            with copies to:

            Ariel Vannier, Esquire
            Venable LLP
            575 7th Street, NW
            Washington, DC 20004

        (b)        if to the Executive, to:

            Philip L. Rohrer, Jr.
            6141 Yeagertown Rd
            New Market, MD 21774

        Any party may by notice given in accordance with this Section to the other party designate another address or person for receipt of notices hereunder.

        9.2           Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

        9.3           Waivers and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Executive and a duly authorized officer of the Company (each of the Executive and Company, in such capacity, a party) or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

        9.4           Governing Law.  This Agreement has been negotiated and is to be performed in the State of Maryland, and shall be governed and construed in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely within such State, without regard to conflicts of laws provisions.

        9.5           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        9.6           Confidentiality.  Neither party shall disclose the contents of this Agreement to any person, firm or entity, except the agents or representatives of the parties, or except as required by law.

        9.7           Word Forms.  Whenever used herein, the singular shall include the plural and the plural shall include the singular.  The use of any gender or tense shall include all genders and tenses.

        9.8           Headings.  The Section headings have been included for convenience only, are not part of this Agreement, and are not to be used to interpret any provision hereof.

        9.9           Binding Effect and Benefit.  This Agreement shall be binding upon and inure to the benefit of the parties, their successors, heirs, personal representatives and other legal representatives.  This Agreement may be assigned by the Company to any entity that buys substantially all of the Company's assets or to any affiliate of the Company with the consent of the Executive that shall not be unreasonably withheld.  However, the Executive may not assign this Agreement without the prior written consent of the Company.

        9.10           Separability.  The covenants contained in this Agreement are separable, and if any court of competent jurisdiction declares any of them to be invalid or unenforceable, that declaration of invalidity or unenforceability shall not affect the validity or enforceability of any of the other covenants, each of which shall remain in full force and effect.

        9.11           Compliance with Code Section 409A.  It is the intent of this Agreement to comply with, and/or meet an exemption from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any rulings and regulations promulgated thereunder (collectively, the “Code”), and any ambiguities herein will be interpreted and this agreement will be administered to so comply.  References to the date of a termination of employment in this Agreement in connection with the payment of severance hereunder shall mean the date of a "separation from service" within the meaning of Code Section 409A(a)(2)(A)(i).  If the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Executive’s termination of employment, any nonqualified deferred compensation subject to Code Section 409A that would otherwise have been payable under this Agreement as a result of, and within the first six (6) months following, the Executive’s "separation from service" and not by reason of another event under Code Section 409A(a)(2)(A), will become payable six (6) months and one (1) day following the date of the Executive’s separation from service or, if earlier, the date of Executive’s death.

        9.12           Prior Agreement:.  This agreement shall, as of the Effective Date, supersede and replace all prior employment agreements between the Executive and the Company, provided that any such former agreement shall remain effective as to periods prior to the Effective Date and Company shall remain liable to Executive for any salary, incentive compensation or other payments or benefits earned prior to the Effective Date until paid or provided.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the last date of signature below.

ORE PHARMACEUTICALS INC.

January 12, 2009                                            By: /s/ Charles L. Dimmler, III            (SEAL)
                            Chief Executive Officer

EXECUTIVE:

January 14, 2009                                                  /s/ Philip L. Rohrer, Jr. (SEAL)

Attachment A

Definition of "Cause"

"Cause" shall mean:

i)	commission of an act or an omission that the Board of Directors determines would constitute:
a)	a felony or
b)
a misdemeanor which, in the Board of Director’s reasonable opinion, could have a material adverse effect on the Company's business, financial condition, prospects or reputation or the Executive's performance of his duties, under the laws of the United States or of any state

ii)
a material breach by the Executive of any agreement entered into between the Executive and the Company including without limitation the violation by the Executive of the provisions of the Proprietary Information and Inventions Agreement or any restrictive covenants in this Agreement dealing with the same subject matter or a material violation of the Company's Code of Ethics;

iii)	willful misconduct by the Executive or gross negligence of the Executive which could reasonably be expected to have a material adverse impact on the Company;
iv)
a material failure of the Executive in the performance of the Executive’s duties provided that, if susceptible of cure as determined by the Board of Directors, notice is provided and Executive does not cure such failure within fifteen (15) business days after the date of such notice in a manner satisfactory to the Board of Directors; or

v)	engagement in any activity that constitutes a material conflict of interest with the Company and for which no waiver has been obtained from the Board of Directors.

With respect to any criminal act, the Board of Directors may base such a determination on facts available to it or on an arrest or charges by an appropriate government authority (without liability if the Executive is subsequently acquitted or the prosecution is terminated without conviction) and may, at its option in lieu of immediate termination, suspend the Executive, with or without pay in the discretion of the Board of Directors, in lieu of immediate termination in the event of any criminal charges, pending additional information, criminal conviction or other action enabling a final decision on whether termination should be “for cause”.

Attachment B

Definition of “Good Reason”

Good reason hereunder means that the Executive voluntarily terminates his employment with the Company following the initial existence of one or more of the following conditions arising without the consent of the Executive:

(i) A material diminution in the Executive’s base compensation.

(ii) A material diminution in the Executive’s authority, duties, or responsibilities other than as contemplated by Section 1 of this Agreement.

(iii) A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that an Executive report to a corporate officer or employee instead of reporting directly to the Board of Directors (if the Executive previously reported directly to the Board of Directors) other than as contemplated by Section 1 of this Agreement.

(iv) A material change in the geographic location at which the Executive must perform the services.

(v) Any other action or inaction that constitutes a material breach by the Company of the agreement under which the Executive provides services.

Under this definition of Good Reason, the Executive must provide notice to the Company of the existence of one or more of the conditions described in (i) through (v) above within a period not to exceed ninety (90) days of the initial existence of the condition, upon the notice of which the Company will have a period of at least thirty (30) days during which it may remedy the condition.  In the event the Company remedies the condition specified in such a notice, the condition shall not be grounds for a termination for Good Reason.  A termination for Good Reason meeting the above requirements will be treated the same hereunder as a Termination Without Cause.